EXHIBIT 99.3

CONTACT:

Investor Relations

James Winslow, Executive VP & CFO

(773) 890-1010

FOR IMMEDIATE RELEASE

HOME PRODUCTS INTERNATIONAL, INC. ANNOUNCES

EXECUTION OF MERGER AGREEMENT

Chicago, IL, June 2, 2004 – Home Products International, Inc. (Nasdaq SmallCap: HOMZ) (the “Company”), a leader in the housewares industry, announced today that it has entered into a definitive Agreement and Plan of Merger with JRT Acquisition, Inc., an entity formed by James R. Tennant, the Company’s Chairman and Chief Executive Officer. The merger agreement provides that, upon the consummation of the merger, each outstanding share of the Company’s common stock will convert into the right to receive $1.50 cash per share. The merger is conditioned upon, among other things, approval by the Company’s stockholders at a special meeting called for that purpose and approval by holders of a majority of shares of the common stock present or represented by proxy at the meeting that are not held by JRT Acquisition, Mr. Tennant, any other equityholder of JRT Acquisition, or any of their respective affiliates (the “Unaffilated Stockholders Approval”). A copy of the Agreement and Plan of Merger will be available from the SEC in a filing being made today by the Company.

A special committee of independent directors of the Company, comprised of three disinterested, non-management directors, represented the Company in the negotiation of the merger agreement. The Board of Directors of the Company, acting in part upon the unanimous recommendation of the Special Committee, approved the merger. The Special Committee was advised by Katten Muchin Zavis Rosenman as legal counsel, and received a fairness opinion from its financial advisor, the investment banking firm of Mesirow Financial, that the merger consideration to be received by the holders of common stock of the Company in the merger is fair, from a financial point of view, to such holders. Mr. Tennant and JRT Acquisition were advised by Vedder, Price, Kaufman and Kammholz P.C. as legal counsel and Stifel Nicolaus as financial advisor.

As a result of the merger, the Company will become a privately held company. Accordingly, upon closing, the registration of the Company’s common stock under the Securities Exchange Act of 1934, as amended, will terminate. After the merger, the Company will continue to operate from its headquarters in Chicago, Illinois.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares, nor is it a solicitation of a proxy to vote in connection with the transaction. In connection with the merger, the Company will file a proxy statement and other relevant documents concerning the transaction with the SEC. The proxy statement will be sent to the stockholders of the Company. Before making any voting or investment decision with respect to the merger, stockholders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. Investors and security holders can obtain free copies of the proxy statement and other documents filed with the SEC when they become available by contacting Shareholder Relations, 4501 West 47th Street, Chicago, IL 60632 (Telephone (773) 890-1010). In addition, documents filed with the SEC by the Company will be available free of charge at the SEC’s web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by the Company at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

The Company and JRT Acquisition and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from Company stockholders in favor of the merger. Certain executive officers and directors of the Company have interests in the merger, including, among others: direct ownership of JRT Acquisition; change of control payments; acceleration of and/or vesting of restricted stock, deferred compensation fees and stock options; and their ownership of the Company common stock. These interests will be described in the proxy statement when it becomes available.

Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products through national and regional discounters including Kmart, Wal-Mart and Target, hardware/home centers, food/drug stores, juvenile stores and specialty stores.

NOTE: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company. While management makes its best efforts to be accurate in making these forward-looking statements, such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions, including those identified below as well as other risks not yet known to the Company or not currently considered material by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. These risks include, but are not limited to, risk that the merger will not be consummated, risk that the approval of the stockholders or the Unaffiliated Stockholders Approval for the merger will not be obtained, unanticipated difficulties and costs associated with the financing of the proposed transactions and procuring the approval of holders of the Company’s outstanding bonds, as well as risks and uncertainties associated with the Company’s operating results, prospects and valuation. For a more detailed description of these and other risk factors, please refer to the Company’s 10-K, 10-Q and other SEC filings. Copies of those filings are available at the SEC’s website www.sec.gov. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

###